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                                                                    EXHIBIT 10.4



                            STOCK PURCHASE AGREEMENT

         AGREEMENT made between KENTUCKY MEDICAL INSURANCE COMPANY, a Kentucky stock insurance corporation (the "Seller"), and STRATTON, CHEESEMAN & WALSH, INC., a Michigan corporation (the "Buyer").

         The parties have reached an understanding with respect to the sale and purchase of all of the outstanding corporate shares of KMA INSURANCE AGENCY, INC., a Kentucky corporation (the "Company"), which is in the business of selling insurance products, including, but not limited to, products of the Seller.

         IT IS THEREFORE AGREED:

         1. SALE OF CORPORATE SHARES. Seller shall sell to the Buyer for a total purchase price of seven hundred six thousand two hundred ninety-two dollars ($706,292.00), all of the issued and outstanding shares of the Company, and the Buyer shall purchase the shares from the Seller at such purchase price, effective as of 12:00 a.m. on January 1, 1997.

         2. CLOSING. The transaction will be closed as soon as practicable after all documents necessary to close the transaction have been prepared. The parties will cooperate in closing the transaction, and each will take such reasonable steps as may be necessary to prepare the documents and do such things as may be necessary in order to close the transaction. At the closing, the Seller shall deliver to the Buyer, free and clear of all encumbrances, certificates for the shares in negotiable form, with any requisite transfer stamps attached. Upon such delivery, the Buyer shall deliver to the Seller a valid check in the amount of one hundred seventy-six thousand five hundred seventy-three dollars ($176,573.00).


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         3.    BALANCE OF PURCHASE PRICE. The unpaid balance of the purchase price will be paid in five (5) equal annual installments of one hundred five thousand nine hundred forty-three and 80/100 dollars ($105,943.80), with the first installment due on or before January 1, 1998, and the final payment due on or before January 1, 2002. During the year ending December 31, 1997, Buyer will pay interest on the unpaid balance at the prime rate as reported in The Wall Street Journal on December 31, 1996, which the parties agree is 8.25%. On December 31, 1997 and on the day closest to December 31 of each year thereafter on which The Wall Street Journal is published, the interest rate will be adjusted to the prime rate as reported in The Wall Street Journal for the next succeeding year. Buyer may prepay any or all of the obligation, without penalty, at any time.

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants as follows:

               (a) ORGANIZATION AND STANDING OF KMA INSURANCE AGENCY, INC. (THE COMPANY). The Company is a corporation duly organized, validly existing, and in good standing under the laws of Kentucky. The Company is duly licensed or qualified and in good standing as a foreign corporation in all states in which such license or qualification is necessary.

               (b) CAPITALIZATION. The aggregate number of shares which the Company is authorized to issue is two thousand (2,000) common shares, of which one thousand (1,000) are issued and presently outstanding. All such issued shares have been validly issued and fully paid. The Company has no outstanding subscriptions or other obligations to issue or acquire any of its shares.


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               (c)  SHARE OWNERSHIP. Seller represents and warrants that it is the owner free and clear of any encumbrances of all of the outstanding common shares of the Company. Seller has full right and authority to transfer said shares to the Buyer, and there are no other shares of the Company owned or claimed by any other person or entity.

               (d) FINANCIAL STATEMENTS. Seller has delivered to the Buyer copies of the following financial statements, all of which are true and complete: (i) audited consolidating financial statements of the Company as of December 31, 1995, prepared in accordance with generally accepted accounting principles, and (ii) the unaudited balance sheet of the Company as of December 31, 1996, which fairly presents the Company's financial condition as of that date and unaudited statement of the Company's operations for the twelve (12) months ending December 31, 1996, which fairly presents the results of the Company's operations for such period. Such unaudited financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the period except that no statement of shareholder's equity or cash flow or required footnote disclosures are included. The unaudited financial statements are subject to adjustment by the Company's accountants in connection with their audit thereof.

               (e) ABSENCE OF UNDISCLOSED LIABILITIES. Seller represents and warrants that, to the best of its knowledge, except as disclosed on the Company's financial statements and in this Agreement, the Company has no material liabilities of any nature. Seller represents and warrants that it does not know or have reasonable grounds to know of any basis for the assertion against the Company of any liability of any nature or in any amount not fully reflected or reserved against in the financial statements.


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               (f)  ABSENCE OF OTHER CHANGES. Since December 31, 1996, there has not been any materially adverse development in relation to the Company's financial condition.

               (g) CONTRACTS. The Company has no contract or commitment involving payment by the Company of more than $1,000, except for (i) the sponsorship agreement between the Company and the Kentucky Medical Association entered into the 18th day of April, 1996; (ii) the agreement between KMIC and the Company relating to commissions; (iii) certain leases relating to automobiles provided to certain employees of the Company; and (iv) the Consulting Agreement between Company and Insuramax, Inc.

               (h) LITIGATION. There is no litigation or proceeding pending or, to the Seller's knowledge, threatened against or relating to the Company except for litigation involving Thomas House relating to his employment agreement with the Company. Company agrees to pay fifty percent (50%) of the litigation expenses of the Thomas House litigation, up to a total additional expense payment of five thousand dollars ($5,000.00). Seller shall be responsible for the remainder of such litigation expenses and for any damages awarded against either Seller or Company, and shall indemnify Company for any such litigation expenses or damages. Any recovery in favor of Seller or Company shall be applied first to reimburse Seller for any litigation expenses which were not shared; thereafter Seller and Company shall split the recovery on a 50/50 basis until both have been reimbursed for their expenses; Seller shall be entitled to the remainder of any such recovery.


         5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants as follows:

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               (a)  ORGANIZATION AND STANDING OF THE BUYER. The Buyer is a
corporation duly organized, validly existing, and in good standing under the laws of Michigan.

               (b) AUTHORIZATION. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly adopted and approved by the Board of Directors of the Buyer. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed, and delivered by the Buyer. This Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         6. TAX TREATMENT. Buyer and Seller agree to make a joint election under Internal Revenue Code 338(h)(10) to treat the transaction as a deemed asset purchase for tax purposes. Buyer and Seller agree to jointly execute Internal Revenue Service form 8023-A and any other documents necessary to make this 338(h)(10) election. Seller shall be responsible for any taxes owed by Seller or Company as a result of the sale of Company to Buyer. Seller shall be responsible for any tax liabilities of the consolidated group attributable to periods during which Company was a member of the consolidated group, except that Company shall be responsible for its portion of the 1996 tax liability in an amount not to exceed $21,513, as reflected on the December 31, 1996 KMA Insurance Agency, Inc. balance sheet which has been provided to Buyer.


         7. ACCESS AND INFORMATION. The Seller shall cause the Company to give to the Buyer and Buyer's representatives full access throughout the period prior to closing to all of the Company's properties, books, contracts, and records, and shall furnish the Buyer during such

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period with all information concerning the Company's affairs as the Buyer reasonably may request.

         8. CONDUCT OF BUSINESS PENDING CLOSING. Seller agrees that pending the closing, the Company's business will be conducted only in the ordinary course. Seller agrees that pending the closing, the Company's shareholder's equity will not be reduced by any dividend payment or other distribution.

         9.    COMPANY PERSONNEL.

               (a) CHANGES. At the closing the Seller shall make available to the Buyer the written resignations of any of the Company's directors and officers that Buyer may request and shall take or cause to be taken such action as the Buyer may request with respect to changes in directors and officers.

               (b) EMPLOYMENT CONTRACTS. The Company has no employment contracts. J. Dennis Johnson provides services for the Company pursuant to an employment agreement and covenant not to compete dated October 30, 1992, and an executive termination agreement dated December 3, 1993, which agreements have been assigned to and are currently with Stratton-Cheeseman Management Company. The parties contemplate that the employment contract and the executive termination agreements with J. Dennis Johnson will be assigned to the Company, and the Company will accept the obligations of the employer under those agreements effective at the closing. Services are also being provided to the Company by Kurt A. Zinser pursuant to an employment agreement made April 22, 1996; John M. Moon pursuant to an employment agreement made May 9, 1994; and Frank A. Buster pursuant to an employment agreement made November 6, 1995. Each of these employment agreements has been assigned to and is currently

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with Stratton-Cheeseman Management Company, and it is contemplated that the
Company will accept the assignment of each of these agreements effective at the closing.

         10. INSURANCE AGENT RELATIONSHIP. Seller confirms that it has no current intention of revoking Seller's appointment of Company as an authorized agent for Seller after the sale of Company to Buyer, and confirms that Seller does not currently intend to appoint additional agents in Kentucky besides those Seller has previously appointed. Seller and Company agree that the agency Agreement which was entered into effective April 1, 1986, and amended by the Amendment entered into effective December 9, 1996, shall not terminate automatically upon the sale of Company to Buyer, and Seller and Company therefore revise said Amendment by revoking paragraph 4 of said Amendment. Seller and Buyer agree that, at either party's request, they will promptly enter into negotiations to determine commission rates for insurance sold under said agency Agreement.

         11. INDEMNIFICATION. Seller shall indemnify and hold harmless the Company and the Buyer against and in respect of any breach of any representation or warranty in this agreement, provided that Seller is notified of such breach on or before December 31, 1998. Seller shall also indemnify and hold harmless the Company and the Buyer against any liabilities of the Company arising out of actions taken prior to December 31, 1996, to the extent not fully reflected or reserved against in the Company's unaudited balance sheet as of December 31, 1996. Provided, that this indemnification shall only apply to any such liabilities which are asserted against Company and reported to Seller on or before December 31, 1998, and provided that this indemnification shall only apply to that portion of the total of such liabilities which exceeds

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$10,000 (including costs and expenses, and excluding insurance recovery). The
Thomas House litigation shall be handled as provided in paragraph 4(h).

         12. PURCHASE FOR INVESTMENT. The Buyer represents that its purchase hereunder is being made for its own account for investment, and with no present intention of resale.

         13. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations and warranties in the agreement shall survive the closing.

         14. BENEFIT. This agreement shall be binding upon, and inure to the benefit of, the Seller, the Buyer, and their successors and assigns.

         15. CONSTRUCTION. This agreement is being delivered and is intended to be performed in the Commonwealth of Kentucky, and shall be construed and enforced in accordance with the laws of that state.

         16. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, if to Seller, at 303 N. Hurstbourne Parkway, Suite 200, Louisville, Kentucky 40222-4995, or such other address as it may have furnished to the Buyer in writing, or, if to the Buyer, at 1301 N. Hagadorn Road, P.O. Box 4040, East Lansing, Michigan 48826-4040, or such other address as it may have furnished to the Seller in writing.




                                    KENTUCKY MEDICAL INSURANCE
                                    COMPANY


DATED: March 6, 1997                By:  /s/ Richard I. Hench
       --------                        -----------------------------------------
                                              Its: Chairman and President
                                                  ------------------------------


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                                    STRATTON, CHEESEMAN & WALSH, INC.


DATED:  February 26, 1997           By: /s/ Terrance L. Walsh
       -------------                   -----------------------------------------
                                          Its: President
                                              ----------------------------------






KMA Insurance Agency, Inc. is signing here to indicate its agreement with the provision at paragraph 10 of this Agreement, which revokes paragraph 4 of the amendment executed December 9, 1996 to the agency agreement between KMA Insurance Agency, Inc. and Kentucky Medical Insurance Company.

                                    KMA INSURANCE AGENCY, INC.


                                    By:  /s/ J. Dennis Johnson
                                       -----------------------------------------
                                           Its: Vice President and COO
                                               ---------------------------------




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